Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 1 to Form S-1 No. 333-212503) of LSB Industries, Inc. for the registration of 4,069,324 shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2017, with respect to the consolidated financial statements and schedule of LSB Industries, Inc., and with respect to the effectiveness of internal control over financial reporting of LSB Industries, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, both filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Oklahoma City, Oklahoma
February 27, 2017